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                                                                     EXHIBIT 4.2



                   Amendment No. 1 to 1992 Non-Qualified and
             Incentive Stock Option Plan of Waxman Industries, Inc.
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                   Amendment No. 1 to 1992 Non-Qualified and
             Incentive Stock Option Plan of Waxman Industries, Inc.



                 Section 3 of the 1992 Non-Qualified and Incentive Stock Option Plan of Waxman Industries, Inc. is hereby amended and restated in its entirety to read as follows:

                 "3. STOCK SUBJECT TO THE PLAN. There will be reserved for use, upon the exercise of Options to be granted from time to time under the Plan, an aggregate of 1,500,000 Shares, which Shares may be, in whole or in part, as the Board shall from time to time determine, authorized but unissued Shares, or issued Shares which shall have been reacquired by the Company. Any Shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration or termination or any such Option prior to issuance of the Shares shall once again be available for issuance in satisfaction of Options. The maximum number of Shares which may be issued pursuant to, or by reason of, Options awarded to any participant is 750,000 Shares."